AMENDMENT NO. 2 TO DEPOSIT AGREEMENT

AMENDMENT NO. 2 dated as of October , 2008 (the "Amendment") to the Amended and Restated Deposit Agreement dated as of December 31, 1998, as amended as of April 21, 2008 (as so amended and restated and amended, the "Deposit Agreement"), among Dassault Systèmes S.A. and its successors (the "Company"), incorporated under the laws of The Republic of France, JPMorgan Chase Bank, N.A., as depositary (the "Depositary"), and all Holders from time to time of American Depositary Receipts ("ADRs") issued thereunder.

WITNESSETH:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, the Company has filed a Form 25 and a Form 15F with the U.S. Securities and Exchange Commission (the "Commission") in order to seek to terminate the listing of its ADRs on the NASDAQ and to terminate the registration of its securities under the United States Securities and Exchange Act of 1934, as amended (“Exchange Act”), and its obligation to file with the Commission, or submit to the Commission, reports under Sections 13(a) and 15(d) of the Exchange Act.

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in Exhibit A of the Deposit Agreement, the Company and the Depositary desire to amend certain terms of the Deposit Agreement and ADRs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT AND FORM OF ADR

SECTION 2.01.  All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, as amended by this Amendment.

SECTION 2.02. The first two sentences of Section 14 of the Deposit Agreement are deleted.

SECTION 2.03. Paragraph (7) of the form of ADR is amended to include the following immediately after the first sentence thereof:

In addition, the following additional charges shall be incurred by the Holders (i) a fee of U.S.$0.02 or less per ADS for any cash distribution made pursuant to the Deposit Agreement, and (ii) an aggregate fee of U.S.$0.02 or less per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).

SECTION 2.04. The penultimate and ultimate sentences of paragraph (8) of the form of ADR are amended to read as follows:

Upon effectiveness of the termination of the Company's reporting obligations under the Securities Exchange Act of 1934, the Company will publish information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet Web site (www.3ds.com) or through an electronic information delivery system generally available to the public in its primary trading market.

SECTION 2.05. The form of ADR, reflecting the amendments set forth herein, is amended and restated to read as set forth as Exhibit A hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

(a) This Amendment, when executed and delivered by the Company, and the Deposit Agreement and the Form F-6 as executed and delivered by the Company in connection herewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in The Republic of France, neither of such agreements need to be filed or recorded with any court or other authority in The Republic of France, nor does any stamp or similar tax need to be paid in The Republic of France on or in respect of such agreements; and

(c) All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

SECTION 3.02. Representations and Warranties of the Depositary. The Depositary represents and warrants to, and agrees with, the Company that this Amendment, when executed and delivered by the Depositary, and the Deposit Agreement and the Form F-6 as executed and delivered by the Depositary in connection herewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Depositary, and constitute the legal, valid and binding obligations of the Depositary, enforceable against the Depositary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as of the date hereof, provided the amendments set forth in Section 2.03 hereof shall not be effective until thirty days after notice hereof is first provided to Holders.

SECTION 4.02. Indemnification. The parties hereto shall be entitled to all of the benefits of the indemnification provisions of Section 16 of the Deposit Agreement, as amended hereby in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 4.03. Governing Law; Jurisdiction. The Deposit Agreement, the Amendment and the ADRs as amended hereby shall be governed by and construed in accordance with the laws of the State of New York. Any dispute, legal suit, action or proceeding arising out of or based upon the Deposit Agreement (as amended by the Amendment) or the transactions contemplated thereby shall be submitted to the exclusive jurisdiction of the Courts of New York, New York.

SECTION 4.04. Outstanding ADRs. ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives thereunto duly authorized as of the date set forth above and all Holders shall become parties hereto by holding ADSs as of the Effective Date.

DASSAULT SYSTÈMES S.A.

By:
Name: Thibault de Tersant
Title: Senior EVP and CFO

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EXHIBIT A

ANNEXED TO AND INCORPORATED IN
AMENDMENT TO DEPOSIT AGREEMENT

No. of ADSs:
Number

Each ADS represents
One Share

CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

Common Stock

of

DASSAULT SYSTÈMES S.A.

(A Société Anonyme organized under the
laws of France)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the "Depositary"), hereby certifies that _________  is the registered owner (a "Holder") of   American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one share of common stock (including the rights to receive Shares described in paragraph (1) and any successor securities resulting from a change in the nominal value, split-up or consolidation or any other reclassification, exchange or conversion of such ordinary shares, "Shares") and any and all other Shares, securities, cash or property at such time held for the account of the Depositary in respect or in lieu of such deposited Share (together with such Share, the "Deposited Securities"), of Dassault Systèmes S.A. a société anonyme organized under the laws of France (the "Company"), deposited at the Paris office of BNP Paribas, as Custodian (subject to paragraph (15), the "Custodian"), under the Amended and Restated Deposit Agreement dated as of December 31, 1998 to Deposit Agreement dated as of June 27, 1996 (as so amended and as further amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1) Issuance of ADRs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to the Deposit Agreement and paragraphs (4) and (7), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions; or, (c) unless requested in writing by the Company to cease doing so at least two business days in advance of the proposed deposit, other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, "Pre-released ADSs") only if (i) Pre-released ADSs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute "Deposited Securities"), (ii) each recipient of Pre-released ADSs agrees in writing with the Depositary that such recipient (a) owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary in its capacity as such, (c) holds such Shares for the account of the Depositary, (d) will deliver such Shares to the Custodian as soon as practicable and promptly upon demand therefor, and (e) will not take any action with respect to the Pre-released ADS and Shares that is inconsistent with the transfer of the Depositary's beneficial ownership thereof and (iii) all Pre-released ADSs evidence not more than 20% of all ADSs (excluding Pre-released ADSs), except to the extent that the Depositary (in its sole discretion) determines that unusual market conditions require the issuance of Pre-released ADSs in addition to 20% of all such ADSs. The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than the Transfer Office. Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid and nonassessable, the pre-emptive rights with respect to such Shares were validly waived or exercised at the time of their initial issuance and sale by the Company, that the person making such deposit is duly authorized so to do and that such Shares are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of ADRs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

(2) Withdrawal of Deposited Securities. Subject to the Deposit Agreement and paragraphs (4), (5) and (7), upon surrender of this ADR in form satisfactory to the Depositary at the Transfer Office, the Holder hereof is entitled to the transfer to an account in the name designated in the Withdrawal Order maintained by the Company in the case of Shares in registered form, or transfer to an account of an accredited financial institution on behalf of such Holder in the case of Shares in bearer form, of such whole number of Shares or Ex-Dividend Shares, as the case may be, are represented by such ADSs, and the Depositary shall cause such transfer to be effected without unreasonable delay. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933.

(3) Transfers of ADRs. The Depositary or its agent will maintain, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"): (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person or persons in whose name or names this ADR is registered on the ADR Register (the "Holder") as the absolute owner hereof for all purposes. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by such Holder's duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it (after making reasonable efforts to consult with the Company if practicable in the case of any closure outside of the ordinary course of business) or requested by the Company.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7); (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and the terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary or the Company.

(5) Taxes. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required under applicable law to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required under applicable law to be withheld and owing to such authority or agency by the Depositary or the Custodian. The Depositary will forward to the Company or its agent such information as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies. The Depositary will use reasonable efforts to assist eligible U.S. resident Holders in following the procedures established by the French Treasury for such Holders to recover the excess 10% French withholding tax initially withheld and deducted in respect of dividends distributed to them by the Company. In addition, the Depositary will use reasonable efforts to follow any procedures that may be established by the French Treasury for eligible U.S. resident Holders to be subject to a reduced withholding tax rate of 15%, if available, at the time dividends are paid. In connection therewith, the Depositary shall take reasonable steps to provide eligible U.S. resident Holders, upon request and payment of any applicable fees and expenses of the Depositary, with such forms as may be prescribed by the French Treasury and to take such other reasonable steps as may be required to file such forms with the appropriate French tax authorities.

(6) Disclosure of Interests. To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with any Company instructions in respect thereof, and the Depositary will use reasonable efforts to comply with such Company instructions.

French law provides that any individual or entity (including a holder of ADSs), acting alone or in concert with others, that acquires, directly or indirectly, more than one-twentieth, one-tenth, three-twentieths, one-fifth, one-fourth, one-third, one-half, two-thirds, eighteen-twentieths or nineteen-twentieths of the share capital or the voting rights of the Company, or whose holdings fall below any such level, must notify the Company and the Autorité des marchés financiers within five trading days of exceeding or falling below such level, of the number of equity securities it holds and the voting rights attached thereto. In the case of a violation of the notification requirements provided for under French law, the undeclared share capital interest in excess of the required notification level will be deprived of voting rights until the end of a two-year period following the date on which the owner thereof has complied with such notification requirement. In addition, any shareholder who fails to comply with the above requirements may have all or part of its voting rights suspended for up to five years by the commercial court at the request of the Company's chairman, any shareholder or the Autorité des marchés financiers.

In addition, the Company's statuts provide that every shareholder (including a holder of ADSs) who, directly or indirectly, acting alone or in concert with others, acquires ownership of control of equity securities representing 2.5%, or any multiple of 2.5% up to 50%, of the Company's share capital or voting rights, or whose holdings fall below any such limit, shall be required to notify the Company of such fact within 15 calendar days of such acquisition or disposition. Failure to comply with such notification provisions will result in the suspension of the voting rights attached to the equity securities exceeding such 2.5% threshold held by such shareholder if requested by one or more shareholders holding equity securities representing at least 2.5% of the Company's share capital or voting rights.

(7) Charges of Depositary. The Depositary may charge each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities, U.S. $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered. In addition, the following additional charges shall be incurred by the Holders (i) a fee of U.S.$0.02 or less per ADS for any cash distribution made pursuant to the Deposit Agreement, and (ii) an aggregate fee of U.S.$0.02 or less per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). The Company agrees to pay the fees and reasonable expenses of the Depositary and any agent of the Depositary (except the Custodian) only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. The Company shall not pay or be liable for (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement) and (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (including, without limitation, expenses incurred on behalf of Holders in connection with compliance with any foreign exchange control restrictions)(which are paid out of such foreign currency). These charges may be changed in the manner indicated in paragraph (16).

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will promptly mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. Upon effectiveness of the termination of the Company's reporting obligations under the Securities Exchange Act of 1934, the Company will publish information in English required to maintain the exemption from registration under
Rule 12g3-2(b) under the Securities Exchange Act of 1934 on its Internet Web site (www.3ds.com) or through an electronic information delivery system generally available to the public in its primary trading market.

(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary

By:	Authorized Officer

The Transfer Office is currently located at 4 New York Plaza, New York, New York 10004.

[FORM OF REVERSE OF RECEIPT]

(10) Distributions on Deposited Securities. (a) Cash Distributions. Subject to paragraphs (4), (5) and (7) hereof, whenever the Depositary or the Custodian shall receive any cash dividend or other cash distribution on any Deposited Securities, the Depositary shall, or shall cause its agent, as promptly as practicable after receipt of such dividend or distribution (unless otherwise prohibited or prevented by law), subject to the provisions of Section 5(b) of the Deposit Agreement, convert such dividend or distribution into U.S. dollars, and shall, as promptly as practicable, distribute the amount thus received (net of the fees and expenses of the Depositary as provided for in paragraph (7) hereof) to the Holders entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them respectively; provided, however, that in the event that the Company or an agent of the Company or the Depositary or an agent of the Depositary shall be required to withhold and does withhold from such cash dividend or such other cash distribution an amount on account of taxes or other governmental charges, the amount distributed to the Holders of ADRs evidencing ADSs representing such Deposited Securities shall be reduced accordingly. The Depositary shall distribute only such amounts as can be distributed without distributing to any Holder a fraction of one cent and any balance that is not so distributed shall be held by the Depositary (without liability for interest thereon) and dealt with in accordance with the Depositary's then current procedures. Holders of ADSs evidenced by Ex-Dividend ADRs shall not be entitled to receive any cash distributions on account of dividends until such time as the Ex-Dividend Shares become entitled to full dividends.

(b) Share Distributions. Subject to paragraphs (4), (5) and (7) hereof, if the Company declares a dividend in, or free distribution of, additional Shares (a "Share Distribution"), upon receipt by or on behalf of the Depositary of additional Shares, the Depositary may, and, if the Company so requests, shall distribute to Holders, in proportion to their holdings, additional ADRs for an aggregate number of ADSs representing the number of Shares so received as such dividend or distribution, in each case subject to the terms and conditions of the Deposit Agreement, including the withholding of taxes or any other governmental charges and the payment of fees required hereunder. If such additional ADRs are not so issued, each ADS shall thereafter also represent the additional securities distributed in respect of the Share represented by such ADS prior to such dividend or free distribution. In lieu of delivering ADRs for fractional ADSs in the event of any such distribution, the Depositary shall sell the amount of Shares represented by the aggregate of such fractions and will distribute the net proceeds, all in the manner and subject to the conditions described in Section 5(b) of the Deposit Agreement. The Depositary may withhold any such distribution of ADSs or ADRs if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act.

(c) Rights. Subject to paragraphs (4), (5) and (7) hereof, if the Company offers, or causes to be offered, to the owners of Shares any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall, after consultation with the Company, have discretion as to the procedure to be followed in making such rights available to Holders or in disposing of such rights on behalf of any Holders and making the net proceeds available to such Holders, provided that the Depositary shall allow the rights to lapse if, by the terms of such rights offering or for any other reason, it would be unlawful for the Depositary either to make such rights available to any Holder or to dispose of such rights and make the proceeds available to such Holders. If at the time of the rights offering the Depositary determines it to be lawful and feasible to make such rights available to all or certain Holders, the Depositary may, and at the request of the Company shall, make such rights available to Holders through the distribution in proportion to the number of ADSs held by such Holders, of warrants or other instruments in such form as it deems appropriate. If the Depositary determines that it is not lawful or feasible to make such rights available to all or certain Holders, it may, and at the request of the Company shall, sell the rights, warrants or other instruments in proportion to the number of ADSs held by the Holders to whom it has determined it may not lawfully or feasiblely make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided for in paragraph (7) hereof, any expenses in connection with such sale, and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement and this ADR), for the account of such Holders otherwise entitled to such rights, warrants or other instruments as in the case of a distribution received in cash, upon an averaged or other practical basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any ADR or otherwise. Any such net proceeds shall be distributed in accordance with paragraph (10)(a) hereof. The Depositary will not offer rights to Holders unless the offering of such rights to the Holders and the sale of both the rights and the securities to which such rights relate either are exempt from registration under the Securities Act with respect to a distribution to all Holders or are registered under the provisions of the Securities Act of 1933. If a Holder requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act of 1933, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which it may rely that such distribution to such Holder is exempt from such registration. The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Holders in general or any Holder in particular. Notwithstanding anything to the contrary, the Company shall have no obligation to prepare and file a registration statement for any purpose.

If the Depositary has distributed warrants or other instruments for rights to all or certain Holders, then upon instruction from such a Holder pursuant to the terms of the warrants or other instruments to the Depositary from such Holder to exercise such rights, and upon payment by such Holder to the Depositary for the account of such Holder of an amount established by the Depositary to cover the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of any fees of the Depositary and any other charges and expenses provided for in such warrants or other instruments, the Depositary shall, on behalf of such Holder, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Holder. As agent for such Holder, unless otherwise agreed by the Company and the Depositary, subject to paragraph (4) hereof, the Depositary will cause the Shares so purchased to be deposited pursuant to terms of the Deposit Agreement and shall, pursuant to Section 4 of the Deposit Agreement, issue ADRs to the Holder in the manner provided for therein.

(d) Other Distributions. Subject to paragraphs (4), (5) and (7) hereof, whenever the Depositary shall receive any distribution other than cash, Shares or rights in respect of the Shares ("Other Distributions"), the Depositary will, as promptly as practicable, cause the securities or property received by it to be distributed to the Holders entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary as provided for in paragraph (7) hereof or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders entitled thereto, or if for any other reason (including any requirement that the Company or the Depositary or any agent of the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Holders) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided for in paragraph (7) hereof and any expenses in connection with such sale) shall be distributed by the Depositary to the Holders entitled thereto as in the case of a distribution received in cash.

(11) Record Dates. The Depositary may, after consultation with the Company, if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only Holders as of such record date shall be so entitled.

(12) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting, to be sent by the Company at least thirty-five (35) days prior to the date of the proposed meeting, or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall distribute to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials or a summary thereof in a form prepared by the Company,, (b) that each Holder on the record date set by the Depositary therefor will, subject to any applicable provisions of French law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy (such as a “procuration sans indication de mandataire” as provided for in Article L.225-106 of the French Commercial Code) to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities, any applicable provisions of French law and the statuts of the Company to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

There is no guarantee that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable such Holder to return any voting instructions to the Depositary in a timely manner.

According to French company law, voting rights may not be exercised in respect of fractional shares.

Under French company law, shareholders at ordinary and extraordinary shareholders' meetings may, subject to certain conditions, modify the resolutions presented by the Board of Directors to the shareholders for their approval. In such case, Holders who have given a discretionary proxy (“procuration sans indication de mandataire” as provided for in Article L.225-106 of the French Commercial Code)  to vote on such resolutions shall be deemed to have given instructions to vote against the revised resolutions; provided, however, that in the event such revised resolutions have been approved by the Board of Directors of the Company, Holders who have provided a discretionary proxy shall be deemed to have given instructions to vote in favor of such revised resolutions approved by the Board of Directors.

The Depositary and the Company may revise the voting procedures set forth in this paragraph (12) as they deem necessary or advisable in order to comply with applicable law, the statuts of the Company or market practice. Notice of such revised procedures shall be provided in any distribution to Holders provided for above and shall not be considered an amendment to the Deposit Agreement or the ADR.

Subject to paragraph (14), the Depositary and the Company and their respective directors, employees, agents and controlling persons (as defined in the Securities Act of 1933) assume no obligation nor shall they be subject to any liability under the Deposit Agreement or this ADR to any Holder or any other person with respect to whether a Holder or such other person is entitled to provide voting instructions or otherwise in respect of voting.

(13) Changes Affecting Deposited Securities. Subject to paragraphs (4), (5) and (10), the Depositary may, in its discretion, and shall, if the Company shall so request, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in nominal value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14) Exoneration. The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, regulation, any provision (present or future) of the statuts of the Company, the provisions of or governing any Deposited Securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise, delay or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; or (d) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast (provided that any such action or non-action is in good-faith) or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary. No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15) Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. The Depositary, after consultation with the Company, may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians, as the context requires, then acting as such.

(16) Amendment. Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary without the consent of the Holders, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall not become effective until 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17) Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. At any time after the expiration of one year from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash and for its obligations to the Company under Section 16 of the Deposit Agreement. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents under Section 16 of the Deposit Agreement and paragraph (7) of the form of ADR.